UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

MOMENTIVE GLOBAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following communications are being filed in connection with the proposed acquisition of Momentive Global Inc. (“Momentive”) by an investor consortium led by Symphony Technology Group (“STG”):

SLACK TO EMPLOYEES
From:

Hi team – As you know, STG’s acquisition of Momentive is subject to the approval of our shareholders. We filed our preliminary proxy statement on April 17, 2023. We will announce the timing of our special shareholder meeting to approve the transaction when we file our definitive proxy statement.

As we continue to work through the requirements to get to closing, a small team of people from Momentive is meeting with the STG team to plan a smooth transition and a great employee experience on Day 1, with minimal disruption to any of our teams as we work toward our existing plans and goals. Until the transaction closes, it is business as usual for Momentive.

We still anticipate closing in the second or third quarter of 2023 and will keep you posted as we continue to work our way towards closing.

If you have any questions about the transaction, please refer to our FAQ page and Equity Impact page.

Read Additional Important Information and Legal Disclaimers here.

UPDATE TO MOMENTIVE/STG FAQ PAGE
What are the latest updates?
•	As you know, STG’s acquisition of Momentive is subject to the approval of our shareholders.
•	Where we are in the process:
o
We filed our preliminary proxy statement: https://www.sec.gov/Archives/edgar/data/1739936/000114036123018536/ny20008458x1_prem14a.htm on April 17, 2023. We will announce the timing of our special shareholder meeting to approve the transaction when we file our definitive proxy statement.

•
As we continue to work through the requirements to get to closing, a small team of people from Momentive is meeting with the STG team to plan a smooth transition and a great employee experience on Day 1, with minimal disruption to any of our teams as we work toward our existing plans and goals. Until the transaction closes, it is business as usual for Momentive.

•	We still anticipate closing in the second or third quarter of 2023 and will keep you posted as we continue to work our way towards closing.

Additional Information and Where to Find It

On April 17, 2023, Momentive Global Inc. (“Momentive”) filed a preliminary proxy statement in connection with its special meeting of stockholders (the “Special Meeting”) related to the pending acquisition of Momentive (the “Transaction”). Prior to the Special Meeting, Momentive will furnish a definitive proxy statement to its stockholders, together with a proxy card. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Momentive’s stockholders for the Special Meeting is available in Momentive’s preliminary proxy statement. Stockholders may obtain, free of charge, Momentive’s proxy statement (in both preliminary and definitive form), any amendments or supplements thereto, and any other relevant documents filed by Momentive with the Securities and Exchange Commission (the “SEC”) in connection with the Special Meeting at the SEC’s website (http://www.sec.gov). Copies of Momentive’s definitive proxy statement, any amendments or supplements thereto, and any other relevant documents filed by Momentive with the SEC in connection with the Special Meeting will also be available, free of charge, at Momentive’s investor relations website at investor.momentive.ai.

Forward-Looking Statements
This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by Momentive’s Board of Directors in approving the Transaction; and expectations for Momentive following the closing of the Transaction. If any of these risks or uncertainties materialize, or if any of Momentive’s assumptions prove incorrect, Momentive’s actual results could differ materially from the results expressed or implied by these forward-looking statements. Additional risks and uncertainties include those associated with: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from Momentive’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstances that could give rise to the right to terminate the Transaction, including in circumstances requiring Momentive to pay a termination fee; (iii) uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; (iv) the nature, cost and outcome of any legal proceeding that may be instituted against Momentive and others relating to the Transaction; (v) economic, market, financial, business or geopolitical conditions (including resulting from disruptions to the banking sector, inflationary pressures, rising interest rates, supply chain disruptions, the COVID-19 pandemic, civil unrest or military conflict) or competition, or changes in such conditions, negatively affecting Momentive’s markets, customers, business, operations and financial performance; (vi) the effect of the announcement or pendency of the Transaction on our business relationships, customers, operating results and business generally, including risks related to the diversion of the attention of Momentive management or employees during the pendency of the Transaction; (vii) the amount of the costs, fees, expenses and charges related to the merger agreement or the Transaction; (viii) the risk that our stock price may fluctuate during the pendency of the Transaction and may decline significantly if the Transaction is not completed; (ix) possible disruption related to the Transaction to Momentive’s current plans and operations, including through the loss of customers and employees; and (x) other risks and uncertainties detailed in the periodic reports that Momentive files with the SEC, including Momentive’s Annual Report on Form 10-K filed with the SEC on February 17, 2023, and subsequent filings which may be obtained at Momentive’s investor relations website at investor.momentive.ai. All forward-looking statements in this communication are based on information available to Momentive as of the date of this communication, and Momentive does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.